Exhibit 99.10

Consent to be Named as a Director Nominee

In connection with the filing by Titan America SA of the Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Titan America SA in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement.

Dated: January 13, 2025

Signed,

/s/ Willem Van der Smissen
Name: Willem Van der Smissen